Exhibit (i)
                             SPITZER & FELDMAN P.C.
                                 405 Park Avenue
                               New York, NY 10022

                                             September 1, 1999

Kinetics Mutual Funds, Inc.
477 Madison Avenue
New York, New York 10173

Gentlemen:

        We have acted as counsel to Kinetics Mutual Funds, Inc. (the "Company"), a Maryland corporation, in connection with the preparation and filing of the Registration Statement No. 333-78275; ICA No. 811-09303 on Form N-1A and Pre-Effective Amendments No. 1, No. 2 and No. 3 thereto (the "Registration Statement") covering shares of Common Stock, par value $.001 per share, of The Medical Fund (the "Fund"), the initial series of the Company.

        We have examined copies of the Articles of Incorporation, as amended and restated, the Bylaws, as amended and restated, of the Company, the Registration Statement, and such other corporate records, proceedings and documents, including the consents of the Board of Directors of the Company, as we have deemed necessary for the purpose of this opinion. In our examination of such material, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

        We are not admitted to the practice of law in any jurisdiction but the State of New York and we do not express any opinion as to the laws of other states or jurisdictions, except as to matters of Federal law. For purposes of Maryland corporate law, we have assumed that for purposes of this opinion they are substantially similar to those of the State of New York.

        Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock, par value $.001 per share, of the Fund, to be issued in accordance with the terms of the offering, as set forth in the Prospectus and Statement of Additional Information included as part of the Registration Statement, and when issued and paid for, will constitute validly authorized and legally issued shares of Common Stock, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Fund's Prospectus and the Statement of Information, included as part of the Registration Statement.

                                                     Very truly yours,
                                                     /s/ Spitzer & Feldman
                                                     Spitzer & Feldman P.C.
121328

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